                                                                    EXHIBIT 12.1


                           OAKWOOD HOMES CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (IN 000'S)




                                                                                   YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------------------------------------------
                                                                  1998          1997          1996          1995         1994
                                                             ------------- ------------- ------------- ------------- ------------
Net income .................................................   $  55,353     $  81,913     $  68,255     $  45,318     $ 35,655
Income taxes ...............................................      34,737        51,279        42,425        27,679       21,054
Interest expense ...........................................      24,549        19,817        22,370        24,897       24,409
Amortization of debt expense ...............................         829           784           999         1,171        1,153
Interest component of rent expense .........................       6,957         4,295         3,679         2,692        1,837
Proportionate share of fixed charges of 50% owned person
  Interest expense .........................................       4,884         2,296            --            --           --
  Amortization of debt expense .............................         124            16            --            --           --
                                                               ---------     ---------     ---------     ---------     --------
Adjusted earnings ..........................................   $ 127,533     $ 161,030     $ 137,728     $ 101,757     $ 84,108
                                                               =========     =========     =========     =========     ========
FIXED CHARGES
Interest expense ...........................................   $  24,549     $  19,817     $  22,370     $  24,897     $ 24,409
Interest capitalized .......................................         166            54           677           221           --
Amortization of debt expense ...............................         829           784           999         1,171        1,153
Interest component of rent expense .........................       6,957         4,925         3,679         2,692        1,837
Proportionate share of fixed charges of 50% owned person
  Interest expense .........................................       4,984         2,296            --            --           --
  Amortization of debt expense .............................         124            16            --            --           --
                                                               ---------     ---------     ---------     ---------     --------
Total fixed charges ........................................   $  37,609     $  27,892     $  27,725     $  28,891     $ 27,399
                                                               =========     =========     =========     =========     ========
Ratio of earnings to fixed charges .........................        3.39          5.77          4.97          3.51         3.07
                                                               ==========    ==========    ==========    ==========    =========

                                                             QUARTER ENDED DECEMBER 31,
                                                             ---------------------------
                                                                  1998          1997
                                                             ------------- -------------
Net income .................................................   $  11,459     $  17,802
Income taxes ...............................................       7,326        10,911
Interest expense ...........................................       8,129         4,626
Amortization of debt expense ...............................         282            84
Interest component of rent expense .........................       2,016         1,540
Proportionate share of fixed charges of 50% owned person
  Interest expense .........................................          --         1,345
  Amortization of debt expense .............................          --            12
                                                               ---------     ---------
Adjusted earnings ..........................................   $  29,212     $  36,320
                                                               =========     =========
FIXED CHARGES
Interest expense ...........................................   $   8,129     $   4,626
Interest capitalized .......................................           1             1
Amortization of debt expense ...............................         282            84
Interest component of rent expense .........................       2,016         1,540
Proportionate share of fixed charges of 50% owned person
  Interest expense .........................................          --         1,345
  Amortization of debt expense .............................          --            12
                                                               ---------     ---------
Total fixed charges ........................................   $  10,428     $   7,608
                                                               =========     =========
Ratio of earnings to fixed charges .........................        2.80          4.77
                                                               ==========    ==========

                                                                     PRO FORMA (1)
                                                             ---------------------------
                                                               YEAR ENDED  QUARTER ENDED
                                                             SEPTEMBER 30, DECEMBER 31,
                                                                 1998          1998
                                                             ------------- -------------
Adjusted earnings, as above ................................     127,533        29,212
                                                               =========    ==========
Total fixed charges, as above ..............................      37,609        10,428

Adjustments:
  Estimated net increase in interest expense and
    amortization of debt expense from issuance
    of senior notes ........................................       9,909         1,626
                                                               ---------     ---------

Total pro forma fixed charges ..............................      47,518        12,054
                                                               =========     =========
Pro forma ratio of earnings to fixed charges................        2.68          2.42
                                                               =========     =========

(1) The pro forma ratio of earnings to fixed charges for the fiscal year ended
September 30, 1998 and the three months ended December 31, 1998 assumes an offering of $300.0 million of Notes.